                                                                    Exhibit 99.1


================================================================================


Index to Consolidated Financial Statements and Schedules                             Page
--------------------------------------------------------                             ----

Report of Ernst & Young LLP Independent Auditors                                      2

Consolidated Statements of Operations                                                 3

Consolidated Balance Sheets                                                           4

Consolidated Statements of Shareholders' Equity                                       5

Consolidated Statements of Cash Flows                                                 6

Notes to Consolidated Financial Statements                                            7

Consolidated Financial Statement Schedules:                                          17
    Schedule II-Valuation and Qualifying Accounts
    (All other schedules for which provision is made in Regulation
    S-X are not required or are inapplicable and therefore have been omitted).


REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Telco Systems, Inc.

           We have audited the accompanying consolidated balance sheets of Telco Systems, Inc. as of August 30, 1998 and August 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended August 30, 1998. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telco Systems, Inc. at August 30, 1998, and August 31, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 30, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                       /s/ERNST & YOUNG LLP


Boston, Massachusetts
November 4, 1998

CONSOLIDATED STATEMENTS OF OPERATIONS                       Telco Systems, Inc.

Three years ended August 30, 1998                         1998            1997           1996
-----------------------------------------------------------------------------------------------
                                                        (In thousands except per share amounts)

Net sales............................................   $ 113,230      $ 117,843       $  93,954

Costs and expenses

Cost of products sold................................      71,194         74,985          57,285
Research and development.............................      15,485         15,355          17,991
Sales, marketing and administration..................      24,300         29,652          30,408
Purchased research and development...................       5,135             --              --
Restructuring costs..................................          --             --           4,209
Gain on investment...................................          --         (1,070)             --
Amortization of intangible assets....................         795            669             752
Interest income......................................        (728)          (670)         (1,146)
                                                        ---------       --------       ---------
                                                          116,181        118,921         109,499
                                                        ---------       --------       ---------

Pretax loss..........................................      (2,951)        (1,078)        (15,545)
Income tax provision.................................         300             --              --
                                                        ---------       --------       ---------
Net loss.............................................   $  (3,251)      $ (1,078)      $ (15,545)
                                                        =========       ========       =========
Shares used in computing net loss per share .........      10,966         10,701          10,357

Net loss per share, basic and diluted................   $    (.30)      $   (.10)      $   (1.50)

  See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS                                  TELCO SYSTEMS, INC.

August 30, 1998 and August 31, 1997                                            1998            1997
---------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
  Assets
  Current assets:
       Cash and equivalents............................................      $ 18,743        $  5,406
       Marketable securities...........................................         2,244           7,302
       Accounts receivable, less allowance for
           doubtful accounts of $665 in 1998 ($895 in 1997)............        24,336          19,663
       Inventories, net................................................        12,016          28,370
       Other current assets............................................         3,756             985
                                                                             --------        --------
            Total current assets.......................................        61,095          61,726

  Plant and equipment, at cost.........................................        45,904          46,401
       Less accumulated depreciation...................................        37,579          36,712
                                                                             --------        --------
            Net plant and equipment....................................         8,325           9,689

  Intangible and other assets, less accumulated
   amortization of $11,063 in 1998 ($11,651 in 1997)...................         8,403           7,184
                                                                             --------        --------
       Total assets....................................................      $ 77,823        $ 78,599
                                                                             ========        ========

  Liabilities and Shareholders' Equity

  Current liabilities:
       Accounts payable................................................      $  7,368        $  7,292
       Payroll and related liabilities.................................         2,727           3,492
       Other accrued liabilities.......................................        11,317          10,528
                                                                             --------        --------
            Total current liabilities..................................        21,412          21,312

  Restructuring and other long-term liabilities........................           911           1,531

  Shareholders' equity:
       Series A Participating Cumulative Preferred Stock, 200 shares
           authorized; no shares outstanding...........................            --              --
       Preferred stock, $.01 par value, 5,000
           shares authorized; no shares outstanding....................            --              --
       Common stock, $.01 par value, 24,000 shares authorized;
           shares outstanding: 11,115 at August 30, 1998;
       (10,805 at August 31, 1997) ....................................           111             108
       Capital in excess of par value..................................        79,556          76,602
       Accumulated deficit.............................................       (24,137)        (20,886)
       Unearned compensation - restricted stock........................           (30)            (68)
                                                                             --------        --------
        Total shareholders' equity.....................................        55,500          55,756
                                                                             --------        --------
       Total liabilities and shareholders' equity......................      $ 77,823        $ 78,599
                                                                             ========        ========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY              TELCO SYSTEMS, INC.


Three years ended August 30, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                     Common Stock          Paid-in      Unearned      Accumulated
                                                  Shares        Amount     Capital     Compensation     Deficit       Total
                                                  ------        ------     -------     ------------   -----------     -----
                                                                             (In thousands)


Balance, August 27, 1995..................         10,231      $ 102        $71,566       $  --      $ (4,263)     $ 67,405

Net loss for year.......................                                                            (15,545)      (15,545)
Issuance of common stock:.................
  Employee stock purchase plan............             56                       514                                     514
  Exercise of stock options...............            174          2          1,533                                   1,535
  Restricted stock, net...................             59          1            654        (655)                         --
Amortization of unearned
    compensation..........................                                                   88                          88
                                                   ------      -----       --------        ----      --------       -------
Balance, August 25, 1996..................         10,520        105         74,267        (567)      (19,808)       53,997

Net loss for year.......................                                                             (1,078)       (1,078)
Issuance (cancellations) of common stock:
  Employee stock purchase plan............             43                       448                                     448
  Exercise of stock options...............            284          3          2,360                                   2,363
  Restricted stock, net...................            (42)                     (473)        473                          --
Amortization of unearned
    compensation..........................                                                   26                          26
                                                   ------      -----       --------        ----      --------       -------
Balance, August 31, 1997..................         10,805      $ 108         76,602         (68)      (20,886)       55,756

Net loss for year.......................                                                             (3,251)       (3,251)
Issuance of common stock:
  Employee stock purchase plan............             43                       444                                     444
  Exercise of stock options...............            159          2          1,521                                   1,523
  Restricted stock, net...................              6                        59         (59)                         --
Shares issued for acquisition.............            102          1            999                                   1,000
Amortization of unearned
    compensation..........................                                      (69)         97                          28
                                                   ------      ------       -------       -----      ---------      --------
BALANCE, AUGUST 30, 1998                           11,115      $  111       $79,556       $ (30)     $ (24,137)     $ 55,500
                                                   ======      ======       =======       =====      =========      ========


See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS                        TELCO SYSTEMS, INC.

Three years ended August 30, 1998                                      1998           1997                 1996
---------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS

Cash Flows from Operating Activities
   Net loss.....................................................     $(3,251)        $(1,078)           $(15,545)
   Depreciation and amortization................................       4,743           5,094               5,324
   Write-off of purchased research and development..............       5,135              --                  --
   Restructuring costs..........................................          --              --               4,209
   Amortization of unearned compensation........................          28              26                  88
Change in assets and liabilities
   Accounts receivable, net.....................................      (4,623)         (1,638)             (7,978)
   Refundable income taxes......................................          --             702                 549
   Inventories, net.............................................      16,354          (4,875)             (6,074)
   Other current assets.........................................      (2,771)           (175)              1,775
   Other assets.................................................          (2)          1,000                  25
   Accounts payable and other current liabilities...............         357          (1,512)              9,585
   Restructuring liabilities....................................      (1,242)         (2,192)             (1,845)
   Long-term liabilities........................................        (533)            536                 113
                                                                     -------         -------             -------
Net cash provided by (used in) operating activities ............      14,195          (4,112)             (9,774)

Cash Flows from Investing Activities
   Additions to plant and equipment, net .......................      (2,547)         (3,634)             (6,336)
   Purchase of assets of Jupiter Technology, Inc................      (4,336)             --                  --
   Investment in Synaptyx Corporation...........................      (1,000)             --                  --
   Proceeds from sale-lease back................................          --           2,601                  --
   Purchase of marketable securities............................      (3,694)        (11,674)            (24,350)
   Maturities of marketable securities..........................       8,752          10,953              28,664
                                                                     -------         -------             -------
   Net cash used in investing activities........................      (2,825)         (1,754)             (2,022)

Cash Flows from Financing Activities
   Proceeds and related tax benefits from sale of common
     shares under employee stock plans..........................       1,967           2,811               2,049
                                                                     -------         -------             -------
   Net cash provided by financing activities....................       1,967           2,811               2,049
                                                                     -------         -------             -------
Increase(decrease) in cash and equivalents......................      13,337          (3,055)             (9,747)
Cash and equivalents at beginning of year.......................       5,406           8,461              18,208
                                                                     -------         -------             -------
Cash and equivalents at end of year.............................     $18,743         $ 5,406             $ 8,461
                                                                     =======         =======             =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash Paid During the Year
    Income taxes................................................     $   149         $    --             $    89

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Shares issued for assets of Jupiter Technology, Inc.............     $ 1,000         $    --             $    --
Liabilities assumed relating to Jupiter Technology, Inc.........     $   898         $    --             $    --

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The financial statements consolidate the accounts of Telco Systems, Inc., and its subsidiaries (the Company). Intercompany accounts and transactions have been eliminated. The Company's fiscal year ends on the last Sunday in August which included 52 weeks in fiscal 1998 and fiscal 1996 and 53 weeks in fiscal 1997. Certain amounts reported in prior years have been reclassified to be consistent with the current year's presentation.

     The Company has 50% limited partnership interests in two real estate partnerships which are accounted for by the equity method of accounting. The aggregate net investment in these partnerships on the accompanying balance sheets is not material (See Note 6).

NEW ACCOUNTING STANDARDS In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that items to be recorded in comprehensive income, which include unrealized gains/losses on marketable securities classified as available-for-sale and cumulative translation adjustments, be displayed with the same prominence as other financial statement items. The Company does not believe the adoption of SFAS 130 will have a material impact on the Company's financial results or financial condition. SFAS 130 is required to be adopted in the Company's financial statements for the year ending August 29, 1999.

         In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131). SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is required to be adopted in the Company's financial statements for the year ending August 29, 1999. The adoption of SFAS 131 will have no impact on the Company's financial results or financial condition, but may result in certain disclosures of segment information.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION In general, the Company recognizes revenue from product sales at the time of shipment. In certain contractual situations, revenue is recognized when the product is accepted by the customer.

PRODUCT WARRANTY Expected future product warranty liability is provided for when the product is sold.

CASH EQUIVALENTS AND MARKETABLE SECURITIES The Company classifies all of its marketable securities as available-for-sale securities. These securities are stated at their fair value. There are currently no unrealized holding gains and losses. The Company considers all highly liquid investments with maturity of 91 days or less to be cash equivalents. Those instruments with maturities greater than 91 days are classified as marketable securities. Cash equivalents and marketable securities are carried at market, and consist of U.S. Government securities, bank certificates of deposit and corporate issues. All securities mature within twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.

INVENTORIES Inventories are stated at the lower of cost or market. The cost of products sold is based on standard costs, which approximate actual costs as determined by the first-in, first-out method.

     Inventories at fiscal year end were as follows:

                                                     1998                 1997
                                                     ----                 ----
                                                         (in thousands)
Raw material...............................          $2,655             $12,803
Work-in-process............................           2,397               5,605
Finished goods ............................           6,964               9,962
                                                    -------             -------
                                                    $12,016             $28,370
                                                    =======             =======

In January 1998, the Company entered into an agreement to subcontract the manufacture of certain products. The agreement commits the Company to annual purchases of $25 million for the three years ending March 2001. Included in Other Current Assets at August 30, 1998 is $2.1 million of advances to the subcontractor.

PLANT AND EQUIPMENT Additions to plant and equipment are recorded at cost. Depreciation is determined by using the straight-line method over the estimated useful lives of the assets--three to eight years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the lease term.

     Plant and equipment, at cost, at fiscal year end were as follows:

                                                      1998                1997
                                                      ----                ----
                                                          (in thousands)
Machinery and equipment....................          $33,799            $33,313
Furniture and leasehold improvements.......           12,105             13,088
                                                     -------            -------
                                                     $45,904            $46,401
                                                     =======            =======

INTANGIBLE AND OTHER ASSETS Intangible assets arising in connection with business acquisitions were $7,450,000 and $7,122,000 at August 31, 1998 and August 31, 1997, respectively. They are amortized over lives ranging from five to twenty-five years using the straight-line method, with an average remaining life of 8.4 years. The carrying value of goodwill is reviewed periodically based on the undiscounted cash flows of the entities acquired over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, the carrying value will be reduced by the estimated shortfall of undiscounted cash flows.

CONCENTRATIONS OF CREDIT RISK Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and accounts receivable. The Company's temporary cash investments, which are principally limited to U.S. Government securities and bank certificates of deposit, are subject to minimal risk. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

EARNINGS (LOSS) PER SHARE In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128), which the Company adopted in the second quarter of fiscal 1998. The Company has restated all prior period per share amounts to comply with the requirements of FAS 128. Under the new requirements, primary and fully diluted earnings per share were replaced by basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.

periods. Diluted earnings per share is calculated by dividing net income or loss by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. Potentially dilutive common shares were excluded from the diluted calculation for those periods in which the Company reported a net loss. See Note 9 for a description of the Company's stock plans.

NOTE 2  DESCRIPTION OF BUSINESS

         The Company is engaged in a single business segment constituting the development, manufacturing, and marketing of broadband transmission products, network access products, and bandwidth optimization products for the telecommunications industry. Regional Bell Operating Companies (RBOC), independent telephone companies, and interexchange carriers are the primary users of the Company's products. Sales to the RBOCs accounted for 41% of sales in fiscal 1998, 39% of sales in fiscal 1997, and 37% of sales in fiscal
1996. RBOC sales include sales to one RBOC of 36% in fiscal 1998, 33% in fiscal 1997, and 31% in fiscal 1996. In fiscal 1998, two additional customers each represented 12% of sales. In fiscal 1997, two additional customers each represented 11% and 10% of sales. In fiscal 1996, two additional customers each represented 13% and 11% of sales.

             On June 4, 1998, the Company entered into a definitive agreement to merge with a merger subsidiary of World Access, Inc. The transaction is subject to stockholder and regulatory approval and is expected to be accounted for as a purchase. The merger agreement, which was amended on October 26, 1998, provides that all shares of the Company's common stock will be converted into shares of World Access common stock based on the average daily closing price of World Access common stock as reported on the Nasdaq National Market System for a predefined period prior to the effective time of the merger (the "Closing Price"). If the Closing Price is more than $36.00, then each share of the Company's common stock will be converted into 0.4722 shares of World Access common stock. If the Closing Price is less than $29.00, then each share of the Company's common stock will be converted into 0.5862 shares of World Access common stock, provided that the nominal value of the consideration to be received will be no less than $12.00 per share. If the Closing Price is between $29.00 and $36.00, then the ratio will be the quotient of $17.00 divided by the Closing Price (consideration value based upon the average of the high and low trading prices of the World Access Common Stock on the day of the merger). During fiscal 1998, the Company recorded sales of $1,442,000 to World Access.

NOTE 3  INCOME TAXES

         The components of the provision (benefit) for income taxes were as follows:

                                                           Fiscal Year
                                                           -----------
                                                    1998       1997      1996
                                                    ----       ----      ----
                                                        (In thousands)
Federal:

Current .......................................    $ 877      $ --     $(1,105)
Deferred ......................................     (650)                1,105
                                                   -----               -------
                                                     227                    --
State:

Current .......................................       73
                                                   -----      -----    -------
                                                   $ 300      $  --    $    --
                                                   =====      =====    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.

The provision (benefit) for income taxes differs from the amount computed using the statutory rate as follows:

                                                                          Fiscal Year
                                                                           -----------
                                                                 1998          1997         1996
                                                                ----------------------------------

                                                                          (In thousands)

Federal income taxes at statutory rate......................    $ (1,105)     $ (366)     $ (5,285)
Losses and deductions producing no current tax benefit......       2,675         123         5,024
Benefit of loss carryforward................................        (855)
Amortization of goodwill....................................         227         243           247
Tax credits ................................................        (727)
State income taxes, net of federal tax benefits.............          48
Other.......................................................          37                        14
                                                                --------      ------       -------
Income tax provision .......................................    $    300      $   --       $    --
                                                                ========      ======       =======


The components of deferred tax assets and liabilities at fiscal year end are as follows:

                                                            1998          1997
                                                          ----------------------
                                                               (In thousands)
DEFERRED TAX ASSETS
Inventory and other reserves .........................    $ 10,693      $  8,049
Tax credit carryforward................................      3,392         4,019
Capitalized research and development expenditures .....      2,946         1,138
Restructuring costs....................................      1,713         1,863
Net operating loss carryforward........................                      920
Other .................................................         65            97
                                                          --------      --------
                                                            18,809        16,086
Valuation reserve .....................................    (17,222)      (15,009)
                                                          --------      --------
Total deferred tax assets.............................       1,587         1,077
                                                          --------      --------

DEFERRED TAX LIABILITIES
Accelerated tax deduction .............................      1,323         1,261
Acquisition costs......................................        246           267
Tax depreciation.......................................       (558)         (373)
Other .................................................        (74)          (78)
                                                          --------      --------
Total deferred tax liabilities .......................         937         1,077
                                                          --------      --------
Net deferred tax assets................................   $    650      $     --
                                                          ========      ========


         SFAS 109, "Accounting for Income Taxes", requires that a valuation reserve be established if it is "more likely than not" that realization of the tax benefits will not occur. In fiscal 1998 the valuation reserve increased by $2,213,000 due primarily to the purchased research and development charge related to the Jupiter acquisition (see Note 8) which was capitalized for income tax purposes. This net increase also reflected the recognition of $650,000 of net deferred tax assets, included in Other Current Assets, attributable to 1998 current income tax liabilities available to benefit future income tax losses, if any.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.

         The Company had unused research and development and investment tax credit carryforwards of $3,400,000 at August 30, 1998, which expire from fiscal years 1999 through 2013.


NOTE 4 ACCRUED LIABILITIES

Accrued liabilities at fiscal year end were as follows:

                                                  1998             1997
                                                 ------------------------
                                                      (In thousands)
Accrued income taxes.......................      $ 1,507          $   919
Restructuring costs........................        1,513            2,485
Warranty and rework .......................        1,903            2,027
All other accrued liabilities..............        6,394            5,097
                                                 -------          -------
                                                 $11,317          $10,528
                                                 =======          =======


NOTE 5  LINE OF CREDIT

         The Company maintains a $20 million secured line of credit with Fleet Bank which is available until December 31, 1998. At August 30, 1998, $351,100 was reserved to support various guarantees relating to European Community customs and duties in effect at that date. The Company had no borrowings against the credit line at August 30, 1998.


NOTE 6  LEASE COMMITMENTS

         The Company leases a 216,000 square-foot manufacturing, research and administration facility in Norwood, Massachusetts, from a limited partnership in which the Company has a 50% interest. Neither the Company nor the other partners have made or anticipate making any substantial capital contributions or advances to the partnership. Under the partnership agreement, the Company, in addition to its 50% interest, is entitled to a priority payment (which would proportionately increase with an increase in the property value) out of the proceeds of any sale or future refinancing of the property. The gross rent payable is $1.5 million annually through January 31, 1999. For the remainder of the lease term ending January 31, 2004, gross rent payable is $1.7 million annually.

         In June 1997, the Company entered into a sale-leaseback arrangement for certain computer and other electronic equipment which provided cash of approximately $2.6 million. The operating leases contained in the arrangement cover periods from two to four years.

         The Company leases other facilities and certain equipment under noncancelable operating leases expiring at various dates through 2005. The Company is required to pay property taxes, insurance and normal maintenance costs. Certain of the lease agreements provide for five-year renewal options, and future lease payments could increase based on the Consumer Price Index.

         Minimum annual lease commitments under non-cancelable operating leases for facilities and equipment as of August 30, 1998 are set forth in the following table. Amounts relating to excess facilities included herein have been accrued as discussed in Note 7:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.


                                  Gross Lease     Sub-lease     Net Lease
Fiscal Year                        Payments        income       Payments
-----------                        --------        ------       --------
                                             (In thousands)
1999.............................   $ 2,931        $  509        $2,422
2000.............................     2,166           509         1,657
2001.............................     2,089           412         1,677
2002.............................     1,704            69         1,635
2003.............................     1,704                       1,704
Beyond...........................       710            --           710
                                    -------        ------        ------
                                    $11,304        $1,499        $9,805
                                    =======        ======        ======


     Rent expense under operating leases was $2.7 million in fiscal 1998, $3.1 million in fiscal 1997, and $2.9 million in fiscal 1996.

NOTE 7 RESTRUCTURING COSTS

     During fiscal 1996, the Company's management approved a plan to restructure its operations and recognized the following charges (in thousands):


Excess Facilities....................................................  $  2,225
Write-down of assets to net realizable value.........................     1,589
Employee severance costs.............................................     1,034
Restructuring credit relating to 1993 excess facilities costs........      (639)
                                                                       --------
                                                                       $  4,209
                                                                       ========

         The plan included the consolidation and move of manufacturing operations from the Company's Fremont, California facility to its facility located in Norwood, Massachusetts. During fiscal 1997, the relocation plan was accomplished within original cost estimates. At August 30, 1998, the remaining fiscal 1993 and 1996 restructuring reserves for excess facility costs aggregated $1.5 million.

NOTE 8  ACQUISITIONS

         On January 26, 1998, the Company acquired substantially all of the assets of Jupiter Technology, Inc., a privately held company engaged in the development of ATM and frame relay access equipment. The transaction was accounted for using the purchase method at a cost of $6.2 million, including issuance of 101,636 shares of common stock. The purchase price included $5.1 million which represented the value of in-process technology that had not yet reached technological feasibility and had no alternative use. This amount was expensed during fiscal 1998. In addition, the purchase price included $1.1 million of goodwill, which will be amortized over five years.

         In August 1998, the Company acquired a minority equity interest of Synaptyx Corporation, a privately held communications network hardware company, for $1 million with an option to acquire 100% equity ownership. The $1 million investment is accounted for under the cost method and included in Intangible and Other Assets at August 30, 1998. In October 1998, the Company exercised its option and acquired the remaining ownership for $9 million by issuing approximately 900,000 shares of its common stock. The Synaptyx Acquisition Agreement provides for the Company to issue an additional $4 million of common stock to be paid upon achievement of certain revenue goals. The acquisition will be accounted for as a purchase.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.

NOTE 9  STOCK PLANS

         Under the Company's 1980 Stock Option Plan, the 1988 Non-Qualified Stock Option Plan, and the 1990 Stock Option Plan (the Plans), officers, directors, and key employees have been granted options to purchase shares of the Company's common stock at a price equal to the market value at the date of grant. Options normally become exercisable ratably over a 48 month period, commencing six months from the date of grant, and expire after ten years. At August 30, 1998, 1,551,423 shares of common stock were reserved for issuance under the Plans.

         On May 20, 1997, the Board of Directors approved an amendment to the Company's 1990 Stock Option Plan and reduced the exercise price of certain stock options granted to employees between May 15, 1996 and May 13, 1997 at exercise prices ranging from $11.50 to $20.875 per share. The exercise price was adjusted to be equal to the current market price on that day. Stock options granted to the Company's Board of Directors and to employees in conjunction with a general option grant on March 5, 1997 were excluded from this action. Approximately 388,581 shares were reduced to the new exercise price of $9.625.

         On February 15, 1996, 92,000 restricted shares of the Company's common stock were granted and issued to certain key employees. Shares were awarded in the name of each of the participants who have all the rights of other stockholders, subject to certain restrictions and forfeiture provisions. At August 30, 1998, no shares carried restrictions.

         On February 11, 1998, 6,000 restricted shares of the Company's common stock were issued to certain key employees. Shares were awarded in the name of each of the participants who have all the rights of other stockholders, subject to certain restrictions and forfeiture provisions. At August 30, 1998, all 6,000 shares carried restrictions. Restrictions on shares expire ratably on the anniversary date of the award over the next two years.

         A summary of the activity in the stock option plans for fiscal 1998, 1997, and 1996 is presented as follows:


                                                        Available         Options          Option Price
Stock Option Plans                                     For Options       Outstanding        Per Share
------------------                                     -----------       -----------        ---------
Balance at August 27, 1995.......................        179,752           959,299       $  2.25 - $16.75
     Authorized under 1990 Plan...................       350,000
     Grants.......................................      (572,305)          572,305       $  9.63 - $16.38
     Exercised....................................                        (173,895)      $  3.00 - $16.25
     Canceled.....................................       182,887          (182,887)      $  3.38 - $16.38
                                                        --------         ---------
Balance at August 25, 1996........................       140,334         1,174,822       $  2.13 - $16.75
     Authorized under 1990 Plan...................       450,000
     Grants.......................................      (902,831)          902,831       $ 13.09 - $20.88
     Exercised....................................                        (284,370)      $  2.13 - $16.38
     Canceled.....................................       677,297          (677,297)      $  3.00 - $20.88
     Expired......................................        (1,000)               --       $           3.00
                                                        --------         ---------
Balance at August 31, 1997........................       363,800         1,115,986       $  2.25 - $19.00
     Authorized under 1990 Plan...................       250,000
     Grants.......................................      (477,180)          477,180       $ 10.00 - $18.25
     Exercised....................................                        (165,353)      $  2.25 - $13.88
     Canceled.....................................       173,290          (173,290)      $  3.38 - $17.13
     Expired......................................       (13,010)               --       $             --
                                                        --------         ---------       ----------------
Balance at August 30, 1998........................       296,900         1,254,523       $  3.75 - $19.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.

At August 30, 1998, August 31, 1997, and August 25, 1996, there were 664,907 shares, 464,589 shares, and 464,767 shares exercisable, respectively.

         Under the Company's 1983 Employee Stock Purchase Plan, eligible employees may purchase shares of common stock through payroll deductions (up to a maximum of 10% of their salary) at a price equal to 85% of the lower of the stock's fair market value at the beginning or at the end of each six month offering period. During fiscal 1998, an additional 100,000 shares were authorized under the Plan. There were 58,534 shares issuable under the Plan for fiscal 1998 of which 36,969 were outstanding at August 30, 1998. For fiscal 1997 and 1996 38,947 shares and 56,010 shares, respectively, were issued under the Plan. At August 30, 1998, 115,707 shares of common stock were reserved for issuance under the Plan.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 123 (SFAS 123), "Accounting for Stock-Based Compensation". SFAS 123 requires that companies either recognize compensation expense for grants of stock, stock options and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company adopted the disclosure-only provisions of SFAS 123 in fiscal 1997 and has applied APB Opinion No. 25 and related interpretations in accounting for its plans.
         The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                                                    Stock Options                      Employee Stock
                                                     and Awards                         Purchase Plans
                                             1998         1997         1996          1998        1997        1996

Weighted Average fair value of shares       $7.37          $8.36       $10.54        $3.23        $6.00      $4.16

Shares Granted                            477,180        902,831      631,305       58,534       38,947     56,010


Assumptions:
         Risk-free interest rate             5.25%           5.9%         6.0%         4.9%         5.0%       5.0%
         Expected volatility                   71%         146.2%       144.4%          68%        88.0%      87.2%
         Expected life of grants:       5.4  years      5.5 years    5.5 years     .5 years     .5 years   .5 years
         Dividend yield                       None           None         None         None         None       None

                  Had compensation costs for the Company's stock option plans and employee stock purchase plans been determined on the fair market value at the grant dates for such awards, the Company's net loss and net loss per share would approximate the pro forma amounts below:

                                              1998          1997         1996
Net loss:
         As reported                        $ (3,251)      $(1,078)    $ (15,545)
         Pro forma                          $ (6,143)      $(4,380)    $ (16,787)

Net loss per share:
         As reported                        $   (.30)      $  (.10)    $   (1.50)
         Pro forma                          $   (.56)      $  (.41)    $   (1.62)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   TELCO SYSTEMS, INC.

The effects of applying SFAS 123 for the purpose of providing pro forma disclosures may not be indicative of the effects on reported net income and net income per share for future years, as the pro forma disclosures include the effects of only those awards granted after August 27, 1995.


                         Outstanding and Exercisable by
                                   Price Range
                             As of August 30, 1998

                                    Shares Outstanding                           Shares  Exercisable
                                    ------------------                           -------------------

                                                Weighted
                                                Average                                               Weighted
                                 Number        Remaining   Weighted Average                           Average
Range of                      Outstanding      Contractual      Exercise      Number Exercisable       Exercise
Exercise Prices              at 8/30/98           Life            Price          at 8/30/98             Price
---------------              ------------         ----            -----          ------------           -----
STOCK OPTION PLAN

       $ 3.75 - $9.50            123,124          6.68            $8.82             93,641             $8.62
       $ 9.63 - $9.63            279,266          8.11            $9.63            144,582             $9.63
       $9.88 - $11.38            377,851          7.78           $10.64            207,710            $10.82
      $11.75 - $13.25            348,246          8.33           $12.91            137,961            $13.00
      $13.88 - $19.00            126,036          7.25           $16.59             81,013            $16.18
      ---------------          ---------          ----           ------            -------            ------
      $ 3.75 - $19.00          1,254,523          7.84           $11.45            664,907            $11.35
      ===============          ==========         ====           ======            =======            ======

STOCK PURCHASE PLAN

           $8.18                 36,969             --            $8.18             36,969             $8.18
           =====                 ======           ====            =====             ======             =====




NOTE 10  EMPLOYEE BENEFIT PLAN

         The Company maintains a defined contribution savings plan under the provisions of Internal Revenue Code Section 401(k). Under the terms of the Plan, the Company contributes up to 3% of base pay to a fund which is held by a trustee. All employees are eligible to participate in the Plan and are entitled, upon termination or retirement, to receive their vested portion of the savings fund assets. The unvested portion remains in the Plan and is used to reduce future Plan expense. Total Plan expense was $391,000 in fiscal 1998, $468,000 in fiscal 1997, and $547,000 in fiscal 1996.

NOTE 11  STOCKHOLDER RIGHTS PLAN

         On February 19, 1997, the Board of Directors of Telco Systems, Inc. adopted a Stockholder Rights Plan (the "Plan") and distributed one Right for each outstanding share of the Company's Common Stock, par value $.01 per share. The Rights were issued to holders of record of Common Stock outstanding on February 19, 1997. Each share of Common Stock issued after February 19, 1997 will also include one Right subject to certain limitations. Each Right when it becomes exercisable will initially entitle the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Company at a price of $50.00 (the "Exercise Price").

         Currently, the Rights are attached to the Company's common stock. These Rights are not now exercisable and cannot be transferred separately. The Rights become exercisable and separately transferable when the Board learns that any person or group (other than Kopp Investment Advisors, Inc. and its affiliates or associates (collectively "KIA")), has acquired 15% or more of the Company's outstanding common stock or on such date as may be designated by the Board following the announcement of a tender or exchange offer for outstanding shares of common stock which could result in the offeror becoming the beneficial owner of 15% or more of the Company's outstanding common stock. Under such circumstances, holders of the Rights will be entitled to purchase, for the Exercise Price, that number of hundredths of a share of Series A.

         Preferred Stock equivalent to the number of shares of the Company's common stock (or under certain circumstances other equity securities) having a market value of two times the Exercise Price. 15% holders (other than KIA), however, are not entitled to exercise their Rights under such circumstances. As a result, their voting and equity interests in the Company would be substantially diluted should the rights ever be exercised.

         The Rights expire in February 2007, but may be redeemed earlier by the Company in accordance with the provisions of the Rights Plan at a price of $.01 per Right.

         On June 4, 1998, the Plan was amended to allow for the merger with World Access, Inc. without the Rights becoming exercisable.

NOTE 12  YEAR 2000 ISSUE (UNAUDITED)

         The year 2000 will pose a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, complete system failure.

         In April 1998, the Company formally adopted a plan to address year 2000 compliance in its computer systems and applications. In accordance with the plan, management estimates the total cumulative costs will be approximately $1,100,000. During fiscal 1998, approximately $100,000 was expended towards year 2000 compliance. The Company's products have been either tested and found to be year 2000 compliant, or deemed not subject to the testing requirement because they do not contain a real-time clock. The plan also includes a process to evaluate the readiness of its major suppliers. As of August 30, 1998, the plan is on schedule and is expected to be completed well before the year 2000.

         Management believes that the expenditures required to bring the Company's systems into compliance will not have a materially adverse effect on the Company's ability to operate beyond the year 1999. However, the year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)

                                                  Three Years Ended August 30, 1998
                                                  ---------------------------------
                                                1998              1997          1996
                                                ----              ----          ----


Allowance for Doubtful Accounts:
    Balance at beginning of period...........    $895             $676          $649
    Charges to costs and expenses............     200              292           102
    Deductions...............................    (430)             (73)          (75)
                                                 ----             ----          ----
    Balance at end of period.................    $665             $895          $676
                                                 ====             ====          ====

                                       17